UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  x
Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
x	Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ACACIA RESEARCH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

x	No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

Fee paid previously with preliminary materials:

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

EMPOWERING patent OWNERS, REWARDING INVENTION

Acacia Research Corporation Board of Directors Issues Investor Presentation

Underscores Strength and Experience of Refreshed Board with Right Skillset to Guide New Value-Enhancing Strategy

Demonstrates that Sidus/BLR Nominees Would Not Bring Any Value to the Company

Recommends Voting on the WHITE Proxy Card FOR the Election of Two Highly Qualified Directors and Large Stockholders: Louis Graziadio and Frank (Ted) Walsh

NEWPORT BEACH, Calif. - May 24, 2018 - The Board of Directors of Acacia Research Corporation (Nasdaq: ACTG), an industry leader in patent licensing and enforcement (“Acacia” or the “Company”), today announced that it has filed an investor presentation in connection with the Company’s 2018 Annual Meeting of Stockholders to be held on June 14, 2018. The presentation is also available on Acacia Research’s website at www.acaciaresearch.com.

The presentation highlights the Acacia Board’s and management team’s successful efforts to diversify the Company’s business beyond its core patent licensing business and to position the Company for long-term growth and value creation. The materials show why the Company’s director nominees, Louis Graziadio and Frank (Ted) Walsh, are the right individuals to continue to oversee the Company’s strategy and lead the Company’s transformation. The presentation also demonstrates that the director candidates nominated by Sidus Investment Partners and BLR Partners, two activist hedge funds seeking to replace Mr. Graziadio and Mr. Walsh on Acacia’s Board, have no relevant experience, do not understand Acacia’s business and would not bring any value to the Company and its stockholders.

Details of the presentation include:

•
Acacia Has Been a Leader in the Patent Licensing and Enforcement Business, But This Business Model Is Facing Significant Statutory and Litigation-Related Headwinds. Like all of its peers, Acacia’s prospects for continued success in the patent licensing business have been negatively impacted by new laws and recent court decisions. As a result, the stock value of all patent pure-play licensing and enforcement companies have declined significantly.

•
Acacia’s Board and Management Team Have Re-Positioned the Company to Take Full Advantage of Acacia’s Assets. After these setbacks in the patent licensing industry - and our own unexpected loss of a major patent case at the end of 2015 - our Board and management team, led by Mr. Graziadio, have transformed the business, cutting fixed expenses, replacing management, refreshing the Board, changing compensation programs and focusing on using our IP and technology knowledge and experience to create value by investing in and partnering with high-growth technology companies. The new strategy has shown early success with investments in two excellent companies: Veritone, Inc., a leading cloud-based Artificial Intelligence technology company, and Miso Robotics, Inc., an innovative leader in robotics and Artificial Intelligence solutions. Each of these investments is currently valued significantly higher than Acacia’s cost basis.

•
Acacia’s Director Nominees Are Highly Qualified and Committed to Creating Long-Term Value for the Company and Its Stockholders. Mr. Graziadio has decades of experience in technology investing, turnarounds, restructurings, spin-offs and IPOs. He was elected Acacia’s Executive Chairman by the Board of Directors in August 2016 and has played a critical role in stabilizing and repositioning the Company, effectively acting as Acacia’s CEO. Mr. Walsh is a seasoned investor with deep experience in originating, investing in, financing, monitoring and exiting private equity investments. Mr. Walsh joined Acacia’s Board in April 2016 and is currently the Chairman of the Board’s Strategic Review Committee responsible for identifying and implementing new strategic opportunities. Mr. Graziadio and Mr. Walsh have recently purchased approximately $5.4 million and $1.6 million, respectively, worth of Acacia shares in the open market. They are both fully committed to the future success of Acacia and fully aligned with other stockholders.

•
Sidus Investment Partners and BLR Partners Are Two Activist Hedge Funds Seeking to Replace Mr. Graziadio and Mr. Walsh on Acacia’s Board. Sidus/BLR Have No Strategy for Improving Value, and Their Nominees Have No Relevant Experience and Own No Acacia Stock. We have met with representatives of Sidus/BLR and their director nominees, hoping to learn more about their experience and qualifications and their ideas for creating value for the Company. Our discussions quickly revealed that none of them understand Acacia’s patent licensing business or our new technology investing strategy or have any value improvement ideas for the Company. Sidus/BLR’s only plan appears to be to sell our assets and use the cash to implement a large stock buyback. We believe that this misguided, short-sighted strategy would be tremendously value destructive. Accordingly, we do not believe that substituting one or both of Sidus/BLR’s nominees for Mr. Graziadio or Mr. Walsh - both of whom are substantial, personal investors in Acacia and whose continued leadership is critical to the success of the Company’s new strategy - would make any sense for the Company and its stockholders.

•
Sidus/BLR Have Been Running Their Election Campaign Based on Misguided and Factually Inaccurate Statements. Not having any constructive ideas or suggestions for creating value for Acacia’s stockholders, Sidus/BLR have conducted their election campaign based on numerous misguided and factually inaccurate claims intended to smear the reputation of Acacia’s current directors and management team; to misstate or mischaracterize facts relating to Acacia’s business strategy, stock performance, investments, executive and director compensation practices, corporate governance and other matters; and to embellish the performance and track record of Sidus/BLR’s director nominees as directors of other public companies.

•
Nonetheless, We Have Tried to Avoid a Proxy Contest and Negotiate a Settlement. While we do not believe that either of Sidus/BLR’s nominees would bring any value to the Company, in an effort to achieve an amicable resolution and avoid a costly and disruptive election contest, we recently offered one of Sidus/BLR’s nominees, Al Tobia, a seat on the Board. We also offered to identify, along with Sidus and BLR, a mutually agreeable second new Board member. This settlement offer was rejected by Sidus/BLR, who continue to insist on having two hand-picked representatives on the Board.

The Acacia Board unanimously recommends that stockholders choose the right path for continued value creation and vote “FOR” the election of Acacia’s two nominees on the WHITE proxy card.

VOTE THE WHITE PROXY CARD TODAY
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
(888) 566-8006 (Toll Free)

1407 Broadway - 27th Floor
New York, New York 10018
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

ABOUT ACACIA RESEARCH CORPORATION

Founded in 1993, Acacia Research Corporation (NASDAQ: ACTG) is an industry leader in patent licensing and partners with inventors and patent owners to unlock the financial value in their patented inventions. Acacia bridges the gap between invention and application, facilitating efficiency and delivering monetary rewards to the patent owner. Acacia also leverages its patent expertise and background to partner with emerging disruptive technologies such as Artificial Intelligence, Robotics and Blockchain.

Information about Acacia and its subsidiaries is available at www.acaciaresearch.com.

Important Additional Information and Where to Find It

This press release may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company’s stockholders in connection with the Company’s annual meeting of stockholders. The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to the Company’s stockholders its definitive proxy statement and WHITE proxy card relating to the annual meeting, as well as the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 7, 2018, including all amendments thereto. The definitive proxy statement contains important information about the Company, the annual meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC on the SEC’s website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Acacia, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the annual meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company are set forth in the definitive proxy statement, the accompanying WHITE proxy card and other relevant solicitation materials filed by the Company. These documents, and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including those related to capital needed for growth and the opportunities for growth, are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully identify and acquire new patent assets, our ability to develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K (including amendments thereto), recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Acacia Research Corporation:
Rob Stewart
(949) 480-8300
rs@acaciares.com

MacKenzie Partners, Inc.:
Lawrence E. Dennedy
(212) 929-5239
ldennedy@mackenziepartners.com

Georgeson LLC:
Christopher G. Dowd

(212) 440-9130
cdowd@georgeson.com

Media Contact:
Nick Lamplough / Mary Aiello
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 / (415) 869-3950